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                                   EXHIBIT 3



                  A COPY OF THE AUTHORIZATION  OF THE TRUSTEE
                      TO EXERCISE CORPORATE TRUST POWERS


                                  CERTIFICATE


I, John D. Hawke, Jr., Comptroller of the Currency, do hereby certify that:

1. The Comptroller of the Currency, pursuant to Revised Statutes 324, et seq., as amended, 12 U.S.C. 1, et seq., as amended, has possession, custody and control of all records pertaining to the chartering of all National Banking Associations.

2. "Bank One Trust Company, National Association," Columbus, Ohio, (Charter No. 16235) was granted, under the hand and seal of the Comptroller, the right to act in all fiduciary capacities authorized under the provisions of the Act of Congress approved September 28, 1962, 76 Stat. 668, 12 U.S.C. 92a, and that the authority so granted remains in full force and effect on the date of this Certificate.


                         IN TESTIMONY WHEREOF, I have hereunto

                         subscribed my name and caused my seal of

                         office to be affixed to these presents at the

                         Treasury Department in the City of

                         Washington and District of Columbia, this

                         24th day of March, 1999.



                         /s/ John D. Hawke, Jr.
                         ----------------------
                         Comptroller of the Currency

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